                                                                     EXHIBIT 8.1

                   [LINDQUIST & VENNUM P.L.L.P. LETTERHEAD]
                                 4200 IDS Center
                               80 South 8th Street
                              Minneapolis, MN 55402


                                February 26, 2003


Iroquois Bio-Energy Company, LLC
6317 East 181st Avenue
Hebron, IN 46341-9302

     RE:  Iroquois Bio-Energy Company, LLC

Ladies and Gentlemen:

We have acted as legal counsel to Iroquois Bio-Energy Company, LLC, an Indiana limited liability company (the "Company"), in connection with its offering of Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form SB-2 dated October 22, 2002, as amended, relating to that offering (the "Registration Statement").

You have requested our opinion as to the material federal income tax consequences of owning units of the Company. For purposes of our opinion, we are assuming that the offering will be completed, that events will occur, and that the Company will conduct its business in the manner described in the Registration Statement. We are also assuming that the Company does not elect to be taxed as a corporation and complies with the procedures and requirements set forth in the Registration Statement under the section "Federal Income Tax Consequences of Owning Our Units--Publicly Traded Partnership Rules." We have examined the Registration Statement and such other documents as we have deemed necessary to render the opinion expressed below.


Subject to the foregoing, it is our opinion that Iroquois Bio-Energy Company, LLC will be treated as a partnership for federal income tax purposes. Our opinion is based on existing law as contained in the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions as of the date of this opinion, all of which are subject to change. Subsequent changes in these authorities may cause the tax treatment of Iroquois Bio-Energy Company, LLC for federal income tax purposes to change.


This opinion will also confirm as correct our representation to you that the statements of law, legal conclusions and general discussion regarding the material federal income tax consequences of owning units in the Company contained in the Registration Statement under the heading "Federal Income Tax Consequences of Owning Our Units" are accurate in all material respects, subject to the assumptions and qualifications set forth in that section. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of the units, insofar as it relates to matters of law and legal conclusions, which addresses material federal income tax consequences to prospective unit holders relating to the ownership and disposition of the units. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The discussion extends only to matters of law and legal conclusions with respect to the general federal income tax consequences of owning units in the Company based on the assumptions and qualifications set forth therein, and does not extend to matters of fact. The foregoing sentence does not apply to our opinion on the tax status of Iroquois Bio-Energy Company, LLC.

An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Sincerely,

/s/ Lindquist & Vennum P.L.L.P.

Lindquist & Vennum P.L.L.P.